Exhibit 5
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          PROPOSED VOTING POWERS, RIGHTS, DESIGNATIONS, PREFERENCES AND
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                    QUALIFICATIONS OF CLASS A PREFERRED STOCK
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All dollar amounts referred to in this Schedule "B" are Canadian Dollars.

The Purchaser and the Parent shall, on or before Closing, approve the following voting powers, rights, designations, preferences and qualifications of such Class A Preferred Stock:

     1. Designation and Amount. There shall be a class of Preferred Stock designated as "Class A Preferred Stock" and the number of shares constituting such class of Preferred Stock shall be unlimited.
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     2.   Par Value.  Each share of Class A  Preferred  Stock  shall have no par value.

     3. Rank. All shares of Class A Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued common stock (the "Common Stock").

     4. Dividends. The holders of Class A Preferred Stock shall be entitled to receive, out of the net profits of the Corporation, dividends at the annual rate of $0.045 per share per annum payable quarterly (calendar quarterly) by the 15th day of the month following the quarterly period and accruing until paid starting and assessed beginning the first full calendar quarter following issuance. The amount of dividends payable shall be computed on the basis of a 360 day year of four 90 day quarters. The Common Stock is entitled to all remaining profits which the Board of Directors may determine to distribute to the holders of Common Stock as dividends, subject to any future designations regarding the remainder of the unissued Preferred Stock.

     No dividends or other distributions, other than dividends payable solely in shares of Common Stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Class A Preferred Stock shall be declared, paid or set apart for payment on any shares of Common Stock unless and until all accrued and unpaid dividends of Class A Preferred Stock shall have been paid and/or set apart for payment.

     Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

     5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accumulated thereon to the date of final distribution to such holders which have not prior thereto been paid without interest, and a sum equal to $1.00 per share, before any payment shall be made or any assets distributed to the holders of Common Stock, or any other class or series of the Corporation's capital stock. All of the remaining net assets shall



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belong to and be distributed  among the holders of the Common Stock,  subject to any future designations regarding the remainder of the unissued Preferred Stock. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of The Corporation.

     6. Redemption at Option of the Corporation. The Corporation is not entitled to redeem the Class A Preferred Stock.

     7. Retraction at the Option of the Holder. Each share of Class A Preferred Stock shall be retractable, after seven (7) years, at the option of the holder thereof at $1.00 per share plus, in each case, an amount in cash equal to all dividends on the Class A Preferred Stock accrued and unpaid thereon, pro rata to the date fixed for retraction (such sum being hereinafter referred to as the "Retraction Price").

     Not less than Thirty (30) days and not more than Sixty (60) days prior to the retraction date notice by first class mail, postage prepaid, shall be given to the Corporation. Each such notice of retraction shall specify the date fixed for retraction and the Retraction Price. Payment will be made upon presentation and surrender of the shares of the Class A Preferred Stock and that on and after the retraction date, dividends will cease to accumulate on such shares.

     Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Class A Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for retraction shall not affect the validity of the proceedings for the retraction of any other shares of the Class A Preferred Stock. On or before the date fixed for retraction as stated in such notice, each holder of the shares called for retraction shall surrender the certificate evidencing such shares to the Corporation at the registered head office of the Corporation and shall thereupon be entitled to receive payment of the Retraction Price. If less than all the shares represented by any such surrendered certificate are retracted, a new certificate shall be issued representing the shares not retracted. If, on the date fixed for retraction, funds necessary for the retraction shall be available therefor and shall have been irrevocably paid to the holder, then, notwithstanding that the certificates evidencing any shares so called for retraction shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for retraction, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for retraction (except the right of the holders to receive the Retraction Price without interest upon surrender of their certificates therefor) shall terminate.

     The shares of Class A Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

     7. Conversion. The shares of Class A Preferred Stock shall not be convertible at the option of the holder thereof.

     8.   Voting Rights.




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     a.   General.  The  shares of Class A  Preferred  Stock  shall not have any voting rights regarding any corporation business except that solely and directly affecting the existence and rights and obligations of such Class A Preferred Stock.

     b. Class Voting Rights. In addition to voting rights provided above, so long as the Class A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least one half (1/2) of all outstanding Class A Preferred Stock voting separately as a class, amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Class A Preferred Stock.

     9. Outstanding Shares. All shares of the Class A Preferred Stock issued shall be deemed outstanding except (i) from the date fixed for retraction pursuant to Section 7 hereof, all shares of Class A Preferred Stock that have been so called for retraction under Section 7 hereof; and (ii) from the date of registration of transfer, all shares of the Class A Preferred Stock held of record by the Corporation.

     10.  Preemptive  Rights. The Class A Preferred Stock is not entitled to any
preemptive  or  subscription   rights  in  respect  of  any  securities  of  the
Corporation.

     11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be val1d or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     12. Future Preferred Stock Issues. The Corporation may issue one or more additional classes of Preferred Stock without the consent of the holders of Class A Preferred Stock, provided, however, that the rights and preferences of such subsequent classes of preferred stock as to liquidation, dividends, voting, redemption, and registration rights shall not be superior to those of the Class A Preferred Stock.